SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                  July 25, 1997

                            SONICS & MATERIALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

                   0-20753                      06-0854713
          (Commission File Number)    (IRS Employer Identification No.)


                           4 West Kenosia Avenue
                            Danbury, Connecticut                 06810
                  (Address of principal executive office)      (Zip Code)



              Registrant's telephone number, including area code
                                 (203) 744-4400

            Item 2.  Acquisition or Disposition of Assets.

      On July 25, 1997, Sonics & Materials, Inc. ("Sonics") acquired, through a wholly owned subsidiary in a triangular merger (the "Merger"), 100% of the stock of Tooltex, Inc., an Ohio corporation ("Tooltex"). Tooltex is a manufacturer of automated systems used in the plastics industry. Pursuant to an Agreement and Plan of Merger (the "Plan of Merger"), dated July 25, 1997, among Sonics, SM Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Sonics ("Sonics Sub"), Tooltex, and the shareholders of Tooltex, Tooltex was merged with and into Sonics Sub. Sonics Sub then changed its name to Tooltex, Inc. (the "Surviving Corporation"). Under the Plan of Merger and the Agreement of Merger, dated July 25, 1997, among Sonics, Sonics Sub and Tooltex, the shareholders of Tooltex received, in exchange for 100% of the stock of Tooltex, an aggregate of
 70,000 shares of Sonics Common Stock, par value $.03 per share ("Sonics Common Stock"), (ii) $70,000 and (iii) options (the "Options") to purchase 10,000 shares of Sonics Common Stock.

      The Options are 10 year options first exercisable July 25, 1999 at an exercise price of $2.94 (the fair market value of Sonics Common Stock on the date of grant).

      In determining the amount and nature of consideration given for the Tooltex stock, Sonics reviewed the historical financial results of Tooltex, visited Tooltex's facilities, evaluated management and considered Tooltex's current backlog, receivables and future business potential. Sonics also considered the past relationship between Tooltex and Sonics, where Tooltex had acted as a distribution organization for Sonics.

      The cash portion of the consideration given was from Sonics' working capital. The stock portion was from authorized but unissued shares and the stock options were granted under Sonics' Incentive Stock Option Plan.

      In connection with the Merger, Paul Spurgeon and Benjamin Egelhoff, shareholders of Tooltex and former President and Vice President of Tooltex, respectively, entered into five year employment agreements with the Surviving Corporation. Mr. Spurgeon was employed as President and Mr. Egelhoff was employed as Vice President of the Surviving Corporation. Robert Soloff, Chairman and Chief Executive Officer of Sonics, was elected Chairman of the Surviving Corporation. Under the Employment Agreements with Messrs. Spurgeon and Egelhoff, such employees are entitled to salary and additional compensation and bonuses based upon the profit and sales of the Surviving Corporation. Messrs. Spurgeon and Egelhoff also entered into non-competition agreements and confidentiality agreements with the Surviving Corporation and Sonics.

      The Surviving Corporation also entered into a five year triple net lease with BPT, Limited ("BPT"), the owner of Tooltex's present location in Grove City, Ohio for an annual rental of $77,900 per year. BPT is a limited liability company whose sole members are Messrs. Spurgeon and Egelhoff.

      The Surviving Corporation also received a promissory note from BPT for $42,000 representing amounts previously owed by BPT to Tooltex. The promissory note will be repaid at a rate of $500 per month plus 2% interest. If either Mr. Spurgeon's or Mr. Egelhoff's employment is terminated by the Surviving Corporation without cause, any amounts not yet paid on the promissory note will be forgiven.

Item 7.  Financial Statements and Exhibits.

      (a) Audited financial statements of Tooltex, Inc. are not currently available, and will be filed as soon as practicable, but within 60 days of August 9, 1997.

      (b) Pro-forma financial information to reflect the acquisition of Tooltex, Inc. is not currently available, and will be filed as soon as practicable, but within 60 days of August 9, 1997.

        Exhibit 2(a):

           Agreement and Plan of Merger, dated as of July 25, 1997, among Sonics & Materials, SM Sub, Inc., Tooltex, Inc., and the persons designated as the shareholders thereon (excluding schedules and annexes). A list of omitted schedules and annexes appears on pages iv and v of the Agreement and Plan of Merger. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule and annex to the Commission upon request.

        Exhibit 2(b):

           Agreement of Merger, dated as of July 25, 1997, among Sonics & Materials, Inc., SM Sub, Inc. and Tooltex, Inc.


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SONICS & MATERIALS, INC.


Date:  August 8, 1997               By:   /s/ Robert S. Soloff
                                          --------------------
                                          Robert S. Soloff
                                          Chairman and Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit 2(a): Agreement and Plan of Merger, dated as of July 25, 1997, among Sonics & Materials, SM Sub, Inc., Tooltex, Inc., and the persons designated as the shareholders thereon (excluding schedules and annexes). A list of omitted schedules and annexes appears on pages iv and v of the Agreement and Plan of Merger. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule and annex to the Commission upon request.

Exhibit 2(b):   Agreement of Merger, dated as of July 25, 1997, among Sonics &
           Materials, Inc., SM Sub, Inc. and Tooltex, Inc.